EXHIBIT 2.1


                            ASSET PURCHASE AGREEMENT

         This is an Asset Purchase Agreement (this "Agreement"), dated as of February 8, 2008, between (i) Xinergy Corp., a Tennessee corporation (the
"Buyer"), and (ii) National Coal Corporation, a Tennessee corporation, (the "Seller").

                                    RECITALS

         A. The Seller, among other things, is engaged in the business of mining coal and activities directly or indirectly relating thereto at Seller's Straight Creek operations located in Bell, Leslie and Harlan Counties, Kentucky (the "Business").

         B. The Seller desires to sell to the Buyer all right, title and interest of the Seller in and to the Purchased Assets (defined below), for consideration and upon the terms and conditions hereinafter set forth.

         C. The Buyer desires to purchase the Purchased Assets and assume the Assumed Liabilities (defined below) from the Seller, and the Seller desires to sell, convey, assign and transfer to the Buyer, the Purchased Assets together with the Assumed Liabilities, all in the manner and subject to the terms and conditions set forth in this Agreement.

         NOW THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements set forth herein and of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Seller and the Buyer agree as follows:

                            ARTICLE 1 - DEFINITIONS

         1.1 Definitions. As used herein, the following terms have the meanings set forth below:

                  "Accounts Receivable" means all accounts receivable and the right to payment from customers of the Seller and the full benefit of all security for such accounts or debts including all accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers.

                  "Affiliate" means, with respect to a specific Person, any Person that directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with the Person specified. The term "control" means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership, by contract or otherwise.

                  "Assignment of Contracts" means an Assignment of Contracts substantially in the form attached hereto as EXHIBIT A.

                  "Assignment   of  Leases"   means  an   Assignment  of  Leases
substantially in the form attached hereto as EXHIBIT B.


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                  "Assumption of Liabilities" means an Assumption of Liabilities substantially in the form attached hereto as EXHIBIT C.

                  "Bill of Sale" means the Bill of Sale between the Buyer and the Seller, substantially in the form attached hereto as EXHIBIT D.

                  "Black Lung Liabilities" shall mean any Liability or benefit obligations related to black lung claims and benefits under the Black Lung Benefits Act of 1972, 30 U.S.C. ss.ss. 901 ET SEQ., the Federal Mine Safety and Health Act of 1977, 30 U.S.C. ss.ss. 801 ET SEQ., the Black Lung Benefits Reform Act of 1977, Pub. L. No. 95-239, 92 Stat. 95 (1978), the Black Lung Benefits Amendments of 1981, Pub. L. No. 97-119, Title 11, 95 Stat. 1643, in each case as amended, if applicable, and occupational pneumoconiosis, silicosis or other lung disease liabilities and benefits arising under state law or regulation or any other Federal law or regulation now or hereafter in existence.

                  "Business Days" means any day other than a Saturday, Sunday or other day on which national or state banking associations are required or permitted by law to be closed in Kentucky.

                  "Claim" means any written action, suit, Proceeding, hearing, investigation, litigation, charge, complaint, claim, or demand.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  "Deed(s)"   shall   mean   the   Special    Warranty   Deed(s)
substantially in the form attached hereto as EXHIBIT E.

                  "Employees" means any and all employees of the Seller.

                  "Environmental Law" means any applicable federal, state or local law, statute, rule, regulation or ordinance relating to the regulation, pollution, preservation or protection of human health, safety, the environment, or natural resources or to emissions, discharges, Releases or threatened Releases of pollutants, contaminants, Hazardous Materials or wastes into the environment (including ambient air, soil surface water, ground water, wetlands, land or subsurface strata).

                  "Environmental    Permit"   means   any   permit,    approval,
certificate, registration, license or other authorization required under any Environmental Law.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                  "Escrow Agreement" means the Escrow Agreement substantially in the form of EXHIBIT F attached hereto.

                  "GAAP"  means  generally   accepted   accounting   principles,
consistently applied.


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                  "Governmental    Authority"   means   any   court,   tribunal,
arbitrator, authority, agency, commission, official or other instrumentality of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision.

                  "Hazardous Materials" means (a) petroleum or petroleum products, fractions, derivatives or additives, natural or synthetic gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas; (b) any substances defined as or included in the definition of "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "extremely hazardous substances," "restricted hazardous wastes," "toxic substances," toxic chemicals or "toxic pollutants," "contaminants" or "pollutants" or words of similar import under any Environmental Law; (c) radioactive materials, substances and waste, and radiation; and (d) any other substance exposure to which is regulated under any Environmental Law.

                  "Indebtedness" of any Person means any obligations of such Person, whether or not contingent, (a) for borrowed money, (b) evidenced by notes, bonds, indentures or similar instruments, (c) for the deferred purchase price of goods and services, other than trade payables incurred in the ordinary course of business, (d) under capital leases, and (e) in the nature of guarantees of the obligations described in clauses (a) through (d) above of any other Person.

                  "Intellectual Property" means all domestic patents and patent rights, trademarks and trademark rights, service marks and service mark rights, service name and service name rights, brand names, inventions, processes, formulae, copyrights, business and product names, logos, slogans, trade secrets, industrial models, designs, computer programs, business telephones, facsimile and e-mail addresses, websites and technology, and software (including all source codes) and related documentation, drawings, know-how, methods, processes, technology, engineering specifications, procedures, bills of material, trade secrets, all pending applications for and registrations of patents, trademarks, service marks and copyrights and any other intangible property used in or associated with the conduct of the Business and the ownership of the Purchased Assets, including all of the Seller's rights to any such property which is owned by and licensed from others and any goodwill associated with any of the above; provided, however, that Intellectual Property shall not include the trade names and trade name rights of any Seller.

                  "Knowledge of Seller" with respect to any matter shall mean matters within the actual knowledge of Daniel A. Roling, Charles W. Kite, Michael R. Castle or William R. Snodgrass.

                  "Laws"   means  all  laws,   statutes,   rules,   regulations,
ordinances and other pronouncements having the effect of law of the United States, any foreign country or any domestic or foreign state, county, city or other political subdivision or of any Governmental Authority and includes, without limitation, all Environmental Laws.

                  "Liabilities" means all Indebtedness, obligations, claims and other liabilities of a Person, whether absolute, accrued, contingent, fixed or otherwise or whether due or to become due.


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                  "Liens"  means  any  mortgage,  pledge,  assessment,  security interest, lease, judgment lien, tax lien, mechanic's lien, materialman's lien, other lien, adverse Claim, levy, charge, Option, right of first refusal, charge, debenture, indenture, deed of trust, right-of-way, restriction, encroachment, license, lease, security agreement, or other encumbrance of any kind, and other restrictions or limitations on the use or ownership of real or personal property or irregularities in title thereto or any conditional sale contract, title retention contract or other contract to give any of the foregoing.

                  "Loss" means any loss, Claim, damage, liability or expense (including reasonable attorneys' fees).

                  "Material Adverse Effect" means (a) an adverse effect on the validity or enforceability of this Agreement or any of the Related Agreements in any material respect, (b) an adverse effect on the condition (financial or other), business, assets, results of operations, ability to conduct business or properties of the Seller or the Buyer (as applicable), or the Purchased Assets, taken as a whole, in any material respect, or (c) an impairment of the ability of the Seller or the Buyer (as applicable) to fulfill its obligations under this Agreement or any of the Related Agreements in any material respect.

                  "Order" means any writ, judgment, decree, injunction, or similar order of any Governmental Authority, in each such case whether preliminary or final.

                  "Permits Agreement" means the Permits Agreement in the form attached hereto as Exhibit G.

                  "Permitted Lien" means any Lien (a) which is assumed or consented to by the Buyer herein (including, without limitation, Liens included in the Assumed Liabilities); (b) created by the Buyer; (c) in favor of lessors of any Purchased Asset; (d) constituting easements, rights-of-way, restrictions or minor defects or irregularities in title incurred in the ordinary course of business and encumbrances consisting of zoning restrictions, easements, licenses or restrictions on the use of the Real Property or minor imperfections in title thereto; or; (e) imposed by Law which was incurred in the ordinary course of business, such as carriers', warehousemens', landlords', and mechanics' Liens and other similar Liens arising in the ordinary course of business.

                  "Person" means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, entity, trust, union, association or Governmental Authority.

                  "Proceeding" means any action, suit, proceeding, arbitration, investigation or audit, whether or not by any Governmental Authority.

                  "Related Agreements" means the (a) the Assignment of Contracts, (b) the Assignment of Leases, (c) the Assumption of Liabilities, (d) the Bill of Sale, (e) the Deeds, (f) the Escrow Agreement, (g) the Permits Agreement and (h) any other agreement, certificate or similar document to be executed by any party hereto in connection with this Agreement.


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                  "Release" means any release,  issuance,  disposal,  discharge, dispersal, leaching or migration into the indoor or outdoor environment or into or out of any property, including the movement of Hazardous Materials through
the  air,  soil,  surface  water,   ground  water  or  property  other  than  as
specifically authorized by and in compliance with all Environmental Laws and Environmental Permits.

                  "Taxes" means any and all taxes, fees, levies, duties, tariffs, import and other charges, imposed by any taxing authority, together with any related interest, penalties or other additions to tax, or additional amounts imposed by any taxing authority, and without limiting the generality of the foregoing, shall include net income alternative or add-on minimum tax, gross income, gross receipts, sales, use, ad valorem, value added, franchise, profits, license, transfer, recording, escheat, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profit, environmental, custom duty, or other tax, governmental fee or other like assessment or charge of any kind whatsoever.

                   "Tax Returns" means all federal, state, local, provincial and foreign returns, declarations, claims for refunds, forms, statements, reports, schedules, and information returns or statements, and any amendments thereof (including, without limitation, any related or supporting information or Schedule attached thereto) required to be filed with any Taxing authority in connection with any Tax or Taxes.

         1.2      RULES OF INTERPRETATION.

                  (a) The singular includes the plural and the plural includes the singular.

                  (b)      The word "or" is not exclusive.

                  (c) A reference to a Person includes its permitted successors and permitted assigns.

                  (d) The words "include," "includes" and "including" are not limiting.

                  (e) A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. To the extent that any disclosure set forth in any particular Schedule is applicable to the disclosure required to be made in any other Schedule, such disclosure shall for purposes of this Agreement be deemed to be made on all relevant Schedules.

                  (f)      References to any  document,  instrument or agreement
(a) shall include all exhibits, schedules and other attachments thereto, (b) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (c) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time.


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                  (g)      The words  "hereof,"  "herein"  and  "hereunder"  and
words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document.

                  (h) References to "days" shall mean calendar days, unless the term "Business Days" shall be used.

                  (i) This Agreement is the result of negotiations among, and has been reviewed by the parties hereto; accordingly, this Agreement shall be deemed to be the product of all of the parties, and no ambiguity shall be construed in favor of or against any party.

                    ARTICLE 2 - PURCHASE AND SALE OF ASSETS

         2.1 PURCHASE AND SALE OF ASSETS. Upon the terms and subject to the conditions contained in this Agreement, at the Closing, the Seller shall sell, assign, transfer and convey to the Buyer, and the Buyer shall purchase, acquire and accept from the Seller, all of the Seller's right, title, and interest in and to the following assets (the "Purchased Assets"):

                  (a) the owned real property identified on Schedule 2.1(a)(i) (the "Owned Real Property") and the leased real property identified on
Schedule 2.1(a)(ii) (the "Leased Real Property," and together with the Owned Real Property, the "Real Property);

                  (b) the machinery, equipment, furniture, fixtures, vehicles, tools, supplies, improvements and other tangible personal property owned by the Seller and identified on Schedule 2.1(b) (the "Owned Equipment") and, to the extent transferable, all rights of the Seller to warranties and licenses received from manufacturers and sellers of the Owned Equipment;

                  (c) the machinery, equipment, furniture, fixtures, vehicles, tools, supplies, improvements and other tangible personal property leased by the Seller and identified on Schedule 2.1(c) (the "Leased Equipment", and collectively with the Owned Equipment, the "Equipment") and, to the extent transferable, all rights of the Seller to warranties and licenses received from manufacturers and lessors of the Leased Equipment;

                  (d) all of the Seller's permits, approvals, orders, authorizations, consents, licenses, certificates, franchises, exemptions of, or filings or registrations with or issued by any Governmental Authority, including all permits relating to the reclamation of coal mining properties, which have been issued or granted to or are owned, used or held by the Seller in the Business and all pending applications therefor (the "Permits"), which are listed on Schedule 2.1(d);

                  (e) all Intellectual Property owned or licensed by the Seller or titled in any Affiliate of the Seller solely for use in the conduct of the Business;

                  (f) all contracts, including Real Property leases, equipment and personal property leases, the highwall miner operating lease, all capital leases on the CAT equipment, and contracts for the sale of coal (collectively, the "Contracts") which are listed on Schedule 2.1(f) hereto;


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                  (g)      all coal and  mineral  rights  in all  mineable  coal
reserves described on Schedule 2.1(g) hereto (the "Reserves");

                  (h) all extracted, unsold coal inventory, wherever located, including stockpiled coal inventory, existing as of the Closing, which shall include at least 10,000 marketable tons, with all tons of coal in inventory in excess of 10,000 tons to be purchased by the Buyer at Closing at a price of $42.00 per ton;

                  (i) all rights of ingress and egress to all of the Reserves and Real Property;

                  (j) all maps, reserve studies, engineering reports, and other records relating to the Purchased Assets; and

                  (k) all other assets owned by Seller and used by the Seller primarily at the Straight Creek operation, which are determined by Buyer in its due diligence investigation to be necessary for the operation of the Business.

                  (l) The Parties agree that the Purchased Assets include both the highwall miner head currently in use, which is owned by the Seller, and the original head, which is buried in the mountain in the "Salt Trace" Permit area. The Buyer assumes all responsibility to GATX for the buried head upon termination or "buyout" of the GATX lease contract.

         At the Closing, the Purchased Assets will be delivered free and clear of all Liens, except Permitted Liens and the liens and encumbrances on the equipment and trucks acquired by the Buyer and the obligations relating to the Contracts acquired by the Buyer all of which will be assumed by the Buyer subject to consent by the third party to such agreements.

         2.2 EXCLUDED ASSETS. Notwithstanding any provision of Section 2.1, the Seller shall retain all of its right, title and interest in the following assets (collectively, the "Excluded Assets") and the definition of Purchased Assets shall not include any of the following:

                  (a) All Accounts Receivable and notes receivable of the Seller as of the Closing Date;

                  (b) All cash and cash equivalents of the Seller as of the Closing Date;

                  (c) All performance bonds for reclamation or otherwise, surety bonds or escrow agreements and any payment or prepayments made with respect to, or certificates of deposit or other sums or amounts or assets posted by the Seller to secure any of the foregoing for reclamation or otherwise;

                  (d) Any and all prepaid items, deposits, and retainers, excepting prepaid royalties;

                  (e) All insurance policies and any rights or Claims arising from such policies; and

                  (f) The capital stock, corporate books and records of Seller.


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                  (g)      All deposits and bonds.

         Notwithstanding the foregoing enumeration of Excluded Assets, Buyer shall purchase, accept and acquire only Purchased Assets expressly set forth in
Section 2.1.

         2.3      ASSUMED LIABILITIES.

                  (a) At the Closing the Buyer shall assume all liabilities of the Seller to the extent arising in connection with the Business, including but not limited to the following Liabilities and obligations of the Seller (the "Assumed Liabilities"), but excluding liabilities to Guggenheim and its successors (being Steelhead Offshore Capital, LP; J-K Navigator Fund, LP; and Big Bend 38 Investments, LP), and excluding the high yield bond fund administered by Wells Fargo, NA:

                           (i)      all  Liabilities  for and obligations of the
Seller relating to the Purchased Assets arising, accruing or payable after the Closing Date, including all Liabilities and obligations arising in connection with the Contracts, other than Liabilities and obligations arising from breaches thereof prior to the Closing Date; and

                           (ii)     all  Liabilities  related to the Permits for
reclamation prescribed by law, contract or otherwise, including but not limited to the bond shown on Schedule 2.1(d); provided, however, that the Seller and its Affiliates shall retain the Liability for any fines and penalties arising out of notices of violation, notices of non-compliance or orders, in each case issued prior to the Closing, and

                           (iii)    all bonds and obligations of whatever nature
relating to the real and personal property acquired by Buyer.

                  (b) The Buyer is assuming only the Assumed Liabilities and is not assuming any other liability or obligation. All such other liabilities and obligations shall be retained by and remain liabilities and obligations of the Seller.

         2.4 NON-ASSIGNMENT OF ASSETS. This Agreement shall not constitute an agreement to assign or transfer any assets of the Seller, if an attempted transfer or assignment thereof, without the approval, authorization or consent of, or granting or issuance of any license or permit by, any third party thereto (or with respect thereto), would constitute a breach thereof or in any way negatively affect the rights of the Seller or the Buyer, as the assignee or transferee of such asset, as the case may be, thereunder. If the Closing occurs and such authorization, consent, approval, license or permit is required for the transfer or assignment of any asset of the Seller at or before the Closing, but not obtained, the Seller will cooperate with the Buyer without further consideration (other than as provided in clause (b) of this Section 2.4) in any arrangement reasonably acceptable to the Buyer and the Seller, designed to both
(a) provide the Buyer with the benefits of any such asset, and (b) cause the Buyer to bear all costs and obligations of or under any such asset. Any transfer or assignment to the Buyer of any asset that shall require the consent, approval, authorization of, or granting of any license or permit by any third party for such assignment or transfer as aforesaid shall be made subject to such consent, approval, authorization, license or permit being obtained.


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         2.5      AMOUNTS HELD IN TRUST. Any amounts received by the Buyer after the Closing with respect to any Excluded Asset shall be held by the Buyer in trust for the Seller until promptly paid to the Seller. Likewise, any amounts received by the Seller after the Closing with respect to any Purchased Asset shall be held by the Seller in trust for the Buyer until promptly paid to the Buyer. Any such money received by Buyer or Seller shall be paid over to the proper party within five (5) business days after receipt.

         2.6 TRANSFER TAXES. The Seller shall be liable for all sales, use and other transfer Taxes and all filing and recording fees arising from or relating to the consummation of the transactions contemplated by this Agreement.

         2.7 EXCLUDED LIABILITIES. The Buyer shall not assume or become liable for, and the Assumed Liabilities shall not include, any Liabilities of the Seller or any Affiliate of the Seller to the extent not arising in connection with the Business, except for those specifically assumed pursuant to
Section 2.3 (the Liabilities of the Seller and its Affiliates not assumed by the Buyer or its Affiliates are referred to as "Excluded Liabilities"). Without limiting the generality of the preceding sentence, the Excluded Liabilities include:

                  (a) any Liability related to any accounts payable or any indebtedness of the Seller or any Affiliate of the Seller arising, accruable or payable prior to the Closing Date;

                  (b) any Liability with respect to any goods sold or any service provided by the Seller or any Affiliate of the Seller prior to the Closing Date, including any such Liability (i) pursuant to any express or implied representation, warranty, agreement, coal specification, undertaking or guarantee made by the Seller or any Affiliate of the Seller or alleged to have been made by the Seller or any Affiliate of the Seller, (ii) imposed or asserted to be imposed by operation of law or (iii) pursuant to any doctrine of product liability;

                  (c) any Liability or obligation with respect to any litigation arising from the operation of the Business prior to the Closing Date, except that any Liability or obligation associated with or related to the condition of the Real Property, Equipment and other tangible personal property as of the Closing Date shall be an Assumed Liability and not an Excluded Liability;

                  (d) any Liability that relates to any Employee or former Employee or to any employee or former employee of any of the Seller's Affiliates (or any individual who applied for employment with the Seller or any Affiliate of the Seller) who does not become an employee of the Buyer or any of its Affiliates, other than any liability or obligation arising as a result of actions after the Closing on the part of the Buyer that constitute tortious conduct or that arise from the Buyer's relationship with such Persons;

                  (e) any Liability arising under or relating to any employee benefit plan of the Seller; and

                  (f) any Liability of the Seller or any Affiliates of the Seller for Taxes.


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               ARTICLE 3 - PURCHASE PRICE; CLOSING AND DELIVERIES

         3.1 CLOSING. The parties shall hold a closing (the "Closing") as soon as practicable after satisfaction of the conditions to closing set forth in
Article 7, but in no event later than March 31, 2008 (the "Closing Date").

         3.2 SELLER'S DELIVERIES. The sale, transfer, assignment and delivery by the Seller of the Purchased Assets to the Buyer, as herein provided, shall be effected on the Closing Date by the Seller's execution and delivery of the Related Agreements to which it is a party, and other instruments of transfer and conveyance reasonably satisfactory in form and substance to counsel for the Buyer and the Seller, which shall include, without limitation, all documents of title and instruments of conveyance necessary to transfer record and/or beneficial ownership to the Buyer of all trucks, trailers which constitute Purchased Assets, and any other property constituting Purchased Assets owned by the Seller or its Affiliates which requires execution, endorsement and/or delivery of a document in order to vest record or beneficial ownership thereof in the Buyer.

         3.3      BUYER'S DELIVERIES. At the Closing:

                  (a) The Buyer shall deliver an amount equal to Eleven Million Dollars ($11,000,000) (the "Purchase Price") to, or at the direction of, the Seller, in accordance with a funds memorandum provided to the Buyer by the Seller, in immediately available funds to the account or accounts specified by the Seller. In the event that there are less than 10,000 tons of marketable coal in inventory as of the Closing, the Purchase Price will be reduced by an amount equal to the difference between 10,000 tons and the actual tons of marketable coal in inventory as of the Closing, multiplied by $42.00.

                  (b) Buyer has delivered to Seller a good faith deposit in the amount of Two Hundred Thousand Dollars ($200,000) (the "Deposit"). If the Closing does not occur for any reason whatsoever, other than Buyer's material breach of the letter agreement dated January 8, 2008, by and between Buyer and Seller, (the "Letter Agreement") or this Agreement, the Deposit shall be returned to Buyer. If the Closing does not occur solely because of a material breach of the Letter Agreement or this Agreement by Buyer, the entire Deposit shall be retained by Seller. If the Closing does occur, the entire Deposit shall be credited toward the Purchase Price.

                  (c) Buyer shall replace all of Seller's deposits and bonds, including but not limited to the utility, payment and performance bonds, and equipment bonds and deposits (but excluding reclamation bonds) shown on
Schedule 3.3(c) attached hereto, and cause the bonds and deposits of Seller to be released to Seller at the Closing. Provided, however, Buyer shall replace Seller's bonds and deposits with GATX at the Closing, and cause Seller's bonds and deposits with GATX to be released within five (5) business days after the Closing.

                  (d) The Buyer shall execute and deliver to the Seller the Related Agreements to which it is a party and such other agreements as are reasonably satisfactory in form and substance to counsel for the Buyer and the Seller.

         3.4 ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets as set forth in Schedule 3.4 hereto. The parties hereto shall report the transactions contemplated herein for all tax purposes in accordance with such allocation and, in any proceeding related to the determination of any Tax, neither party hereto shall contend or represent that such allocation is not a correct allocation.

            ARTICLE 4 - REPRESENTATIONS AND WARRANTIES OF THE SELLER

         In order to induce the Buyer to enter into this Agreement, the Seller makes the representations and warranties set forth below which are true, correct and complete on the date hereof and shall be true, correct and complete as of the Closing:

         4.1 ORGANIZATION. Seller is a corporation duly organized and validly existing under the Laws of its state of organization, and is authorized to do business in every jurisdiction in which the failure to be so qualified could result in a Material Adverse Effect. Seller has all requisite corporate power and authority to own its properties and assets and to consummate the transactions contemplated hereby.

         4.2 AUTHORIZATION AND VALIDITY. Seller has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party, subject to the receipt of the consents, waivers, authorizations and approvals set forth on Schedule 4.2. The execution and delivery of this Agreement and the performance of the obligations hereunder have been duly authorized by all necessary corporate action by Seller. This Agreement and the Related Agreements to which Seller is a party have been, or will be, duly executed by Seller and constitute its valid and binding obligation, enforceable against it in accordance with their terms.

         4.3 NO CONFLICT OR VIOLATION. Subject to the receipt of the consents, waivers, authorizations and approvals set forth on Schedule 4.2, the execution, delivery and performance by Seller of this Agreement and the Related Agreements to which it is a party (a) do not and will not violate or conflict with any provision of the organizational or governing documents, or bylaws of Seller, (b) do not and will not violate any provision of any Law or any Order applicable to Seller, and (c) do not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which Seller is a party or by which it is bound or to which any of Seller's properties or assets are subject, except for any such violation, conflict, breach or default which would not reasonably be expected to have a Material Adverse Effect.

         4.4 CONSENTS AND APPROVALS. Schedule 4.2 sets forth a true and complete list of each material consent, waiver, authorization or approval of any Governmental Authority or of any other Person that is required in connection with the execution, delivery and performance of this Agreement.

         4.5 COMPLIANCE WITH LAW. Except as set forth on Schedule 4.5, the Seller has not received written notice of any violation of any Law, nor is the Seller in default with respect to any Order, applicable to the Purchased Assets.

         4.6 LITIGATION. Except as set forth on Schedule 4.6, there are no Claims, actions, suits, Proceedings or investigations related to the Purchased Assets pending or, to the Seller's actual knowledge, threatened before any federal or state court brought by or against the Seller.

         4.7 TITLE AND OWNERSHIP. Subject to the Permitted Encumbrances, the Seller, or its Affiliates, as the case may be, will have good and marketable title to the Owned Equipment, and title to the other Purchased Assets at the Closing free and clear of the claims of all persons claiming under or through Seller. Except as set forth on Schedule 4.2, at the Closing, the Seller will have the right to transfer the Purchased Assets to the Buyer free and clear of all Liens, other than Permitted Liens. Except for the buried GATX highwall miner head, the equipment is accessible to the Buyer.

         4.8 CONTRACTS. Other than as set forth on Schedule 4.8, neither the Seller nor, to the Seller's actual knowledge, any other party to any of the Contracts has threatened or commenced any action against any of the parties to any of the Contracts or given or received any written notice of any default or violation under any Contract that was not withdrawn or dismissed. To the knowledge of the Seller, each of the Contracts is, or will be at the Closing, valid, binding and in full force and effect against the Seller.

         4.9 PERMITS. Schedule 2.1(d) sets forth a complete and correct list of all operational permits, whether for coal mining, reclamation, or other operational purposes, currently held by the Seller in connection with the Business.

         4.10 LABOR MATTERS. The Seller represents and warrants that (a) no Employee is currently represented by a labor union or other collective labor organization or association; (b) there are no collective bargaining agreements or memoranda of understanding by which the Seller is bound or applicable to any Employees; and (c) to the actual knowledge of the Seller, there is no union or independent organizational activity among any Employees underway.

         4.11 FINANCIAL ADVISORS. Neither the Seller nor any authorized Person on the Seller's behalf has agreed to pay any brokerage fee, finder's fee or commission which could reasonably be expected to become the obligation of the Buyer with respect to the transactions contemplated by this Agreement.

         4.12     REAL PROPERTY.

                  (a) To the actual knowledge of Seller, the map attached hereto as Schedule 4.12 accurately and completely depicts the Real Property in all material respects.

                  (b) To the actual knowledge of Seller, the Seller has obtained all easements and rights of way required to use and operate the Real Property in all material respects in the manner in which the Real Property is currently being used and operated.

                  (c) Except as set forth on Schedule 4.12(c), the Seller has not received notice of, and has no actual knowledge of, any Proceedings pending or, to the actual knowledge of the Seller, threatened regarding the ownership, use or possession of the Real Property, including subsidence claims, condemnation, expropriation or similar Claims.

                  (d) Except as set forth on Schedule 4.12(d), the Seller is not a party to any lease, assignment or similar arrangement under which the Seller is a lessor or assignor with respect to, or under which any portion of, the Real Property is made available for use by any third party.

         4.13     ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.13:

                  (a) To the actual knowledge of Seller, the Seller is in compliance in all material respects with all Environmental Laws in the conduct of the Business;

                  (b) Since November 30, 2004, the Seller has not received any written communications, whether from a Governmental Authority, citizens group, Employee or otherwise, that alleges that the Business is not in full compliance with any Environmental Law, except for such written communications that have been resolved in all material respects.

                  (c) To the actual knowledge of the Seller, no Release has occurred on or beneath the Real Property, except for inventories of Hazardous Materials to be used, and wastes generated therefrom, in the ordinary course of business of the Seller (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws) and except for any such Release which would not result in a Material Adverse Effect.

         4.14 ABSENCE OF CERTAIN CHANGES. Except as set forth in Schedule 4.14, since December 1, 2007, the Business has been conducted in all material respects only in the ordinary course of business consistent with past practice, and the Seller has not:

                  (a)      failed to make any payment due under any Contract;

                  (b) paid, discharged or satisfied any material Liability other than any such payment, discharge or satisfaction in the ordinary course of business consistent with past practice;

                  (c) sold, transferred, or otherwise disposed of any material properties or assets related to the Business (real, personal or mixed, tangible or intangible), except in the ordinary course of business, consistent with past practice;

                  (d) paid, loaned or advanced any amount to, or sold, transferred or leased any material properties or assets related to the Business (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with any Employee, except for compensation to Employees at rates not exceeding the rates of such fees and compensation paid as of December 1, 2007, plus pay raises in the ordinary course of business;

                  (e) knowingly waived or otherwise released any material causes of action, lawsuits, judgments, Claims or demands related to the Business;

                  (f) experienced any natural disaster that resulted in a Material Adverse Effect; or

                  (g)      agreed, whether in writing or otherwise,  to take any

of the foregoing actions.

         4.15 PURCHASED ASSETS. The Purchased Assets include all assets currently used principally in the operation of the Business as currently conducted.

            ARTICLE 5 - REPRESENTATIONS AND WARRANTIES OF THE BUYER

         In order to induce the Seller to enter into this Agreement, the Buyer makes the representations and warranties set forth below, which are true, correct and complete on the date hereof and shall be true, correct and complete as of the Closing:

         5.1 ORGANIZATION. The Buyer is duly organized and validly existing under the Laws of its state of organization, and is authorized to do business in every jurisdiction in which the failure to be so qualified could result in a Material Adverse Effect. The Buyer has all requisite power and authority to own its properties and assets and to consummate the transactions contemplated hereby.

         5.2 AUTHORIZATION AND VALIDITY. The Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Agreements to which it is a party. The execution and delivery of this Agreement and the Related Agreements to which it is a party and the performance of the obligations hereunder and thereunder have been duly authorized by all necessary action by the Buyer. This Agreement and the Related Agreements to which the Buyer is a party have been, or will be, duly executed by the Buyer and constitute its valid and binding obligation, enforceable against it in accordance with their terms.

         5.3 CONSENTS AND APPROVALS. Except as disclosed on Schedule 5.3, no consent, approval or action of, filing with or notice to, any Governmental Authority or any other Person, on the part of the Buyer is required in connection with the execution, delivery and performance of this Agreement or any of the Related Agreements to which the Buyer is a party or the consummation of the transactions contemplated hereby or thereby.

         5.4 NO CONFLICT OR VIOLATION. The execution, delivery and performance by the Buyer of this Agreement and the Related Agreements to which it is a party (a) do not and will not violate or conflict with any provision of the articles of incorporation of the Buyer, (b) do not and will not violate any provision of any Law or any Order applicable to the Buyer, and (c) do not and will not violate or result in a breach of or constitute (with due notice or lapse of time or both) a default under any contract, lease, loan agreement, mortgage, security agreement, trust indenture or other agreement or instrument to which the Buyer is a party or by which it is bound or to which any of the Buyer's properties or assets are subject, except for any such violation, conflict, breach or default which would not reasonably be expected to have a Material Adverse Effect.

         5.5 FINANCIAL ADVISORS. Neither the Buyer nor any authorized Person on the Buyer's behalf has agreed to pay any brokerage fee, finder's fee or commission which could reasonably be expected to become the obligation of the Seller with respect to the transactions contemplated by this Agreement.

         5.6 FINANCING. The Buyer has obtained a commitment for financing for the entire Purchase Price, on terms and conditions satisfactory to Buyer in its sole discretion.

         5.7 DUE DILIGENCE. The Buyer is satisfied in its sole discretion with the results of its due diligence investigation of the Purchased Assets and the Seller.

             ARTICLE 6 - SURVIVAL OF REPRESENTATION AND WARRANTIES

         6.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Seller set forth in this Agreement or any Related Agreement shall survive the Closing for a period of eighteen (18) months, and shall thereafter (together with any obligation of indemnification related thereto) be of no further force or effect whatsoever.

           ARTICLE 7 - CONDITIONS PRECEDENT TO PERFORMANCE BY PARTIES

         7.1 CONDITIONS PRECEDENT TO PERFORMANCE BY THE SELLER. The obligation of the Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by the Seller in its sole discretion:

                  (a) REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF THE BUYER. All representations and warranties made by the Buyer in Article 5 taken as a whole, shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall continue to be made as of such specified date), and the covenants and agreements of the Buyer to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement, and the Seller shall have received a certificate, dated the Closing Date and signed by an officer of the Buyer, to that effect.

                  (b) Seller shall have received a "fairness opinion" (acceptable in form and content to Seller's Board of Directors) not less than five (5) days prior to the Closing from an independent third party evidencing that the sale is fair and equitable to the shareholders of the Seller.

                  (c) Seller shall have obtained the consent of its Lenders and other third parties identified on Schedule 7.1(c), or shall have waived obtaining such consent.

         7.2 CONDITIONS PRECEDENT TO PERFORMANCE BY THE BUYER. The obligations of the Buyer to consummate the transactions contemplated by this Agreement are subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived by the Buyer in its sole discretion:

                  (a) REPRESENTATIONS, WARRANTIES AND OBLIGATIONS OF THE SELLER. All representations and warranties made by the Seller in Article 4 taken as a whole, shall be true and correct in all material respects on the date of this Agreement and on and as of the Closing Date (except to the extent that any such representation and warranty is made as of a specified date, in which case such representation and warranty shall continue to be made as of such specified date), and the covenants and agreements of the Seller to be performed on or before the Closing Date shall have been duly performed in all material respects in accordance with this Agreement, and the Buyer shall have received a certificate, dated the Closing Date and signed by an officer of the Seller, to that effect.

                  (b) CONSENTS. The Seller shall have obtained all consents shown on Schedule 7.1(c) for the sale, transfer, and assignment of the Purchased Assets, on or before forty five (45) days after the date hereof.

         7.3 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or waiver on or before the Closing of the following conditions:

                  (a) INJUNCTIONS. There shall not be outstanding any Order prohibiting the consummation of the transactions contemplated by this Agreement and no action shall have been commenced which could reasonably be expected to prohibit the consummation of the transactions contemplated hereby.

                  (b) NO CHANGE IN LAW. There shall not have been any action taken or any statute enacted by any Governmental Authority which would render the parties unable to consummate the transactions contemplated hereby or make the transactions contemplated hereby illegal or prohibit the consummation of the transactions contemplated hereby.

                             ARTICLE 8 - COVENANTS

         8.1      COVENANTS OF SELLER. The Seller covenants as follows:

                  (a) DUE DILIGENCE REVIEW; CONFIDENTIALITY. Notwithstanding anything to the contrary contained in this letter agreement, Buyer reserves the right to pursue and be satisfied, in its sole and absolute discretion, with any and all due diligence matters relating to the Seller and the Purchased Assets. For a period of thirty (30) days after the execution hereof (the "Due Diligence Period"), Seller shall provide Buyer and Buyer's employees, consultants, lenders, agents, attorneys, and independent accountants (the "Buyer Representatives") with access to (a) all of Seller's books and records relating to the Purchased Assets. Buyer shall indemnify, defend and hold harmless Seller from any and all losses, claims, costs, and damages arising from Buyer's entering into and conducting any due diligence investigations of the Purchased Assets. Buyer's due diligence review shall not unreasonably interfere with the operations of Seller. Buyer shall keep all information so provided strictly confidential, shall not use such information other than for the purposes of evaluating the transactions contemplated hereby, and shall not permit the disclosure of the same (other than to the Buyer Representatives who reasonably require such information for their evaluation of the transactions contemplated hereby). If the transactions contemplated hereby are not consummated, Buyer shall promptly return or destroy all books, records and other materials obtained from Seller, and not retain copies thereof.

                  (b) FURTHER ASSURANCES. At the request and the sole expense of the Buyer, at any time after the Closing Date, the Seller shall execute and deliver such documents as the Buyer or its counsel may reasonably request to effectuate the purposes of this Agreement.

                  (c) CONDUCT OF OPERATIONS. From the date hereof until the Closing, the Seller shall carry on the Business in the ordinary course of business consistent with past practice, and in material compliance with the provisions of applicable Law, except as otherwise permitted or contemplated by this Agreement or as otherwise consented to by the Buyer in writing, such consent not to be unreasonably withheld or delayed.

                  (d) INDEMNIFICATION. The Seller shall indemnify and hold harmless the Buyer, its Affiliates, and their respective directors, officers, agents, and employees from and against any and all Liabilities and Claims arising from or related to (i) any Seller's breach of any warranty, representation, or covenant contained herein or in any Related Agreement and
(ii) the Excluded Liabilities.

         8.2      COVENANTS OF BUYER. The Buyer covenants as follows:

                  (a) ACCESS TO BOOKS AND RECORDS. The Buyer agrees to furnish or cause to be furnished to the Seller, as promptly as practicable, such information and assistance relating to the Purchased Assets and the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or other required or optional filings relating to Tax matters, for the preparation for and proof of facts during any Tax audit, for the preparation for any Tax protest, for the prosecution or defense of any suit or other proceeding relating to Tax matters and for the answer to any inquiry from any Governmental Authority relating to Tax matters. The Buyer agrees to retain possession, at its own expense, of all accounting, business, financial and Tax records and information (i) relating to the Purchased Assets or the Assumed Liabilities that are in existence on the Closing Date and transferred to the Buyer hereunder, or (ii) coming into existence after the Closing Date that relate to the Purchased Assets or the Assumed Liabilities before the Closing, for a period of at least six years from the Closing Date, and will give the Seller notice and an opportunity to retain any such records if the Buyer determines to destroy or dispose of any or all of them after such period. In addition, from and after the Closing, the Buyer agrees that it will provide access to the Seller and its attorneys, accountants and other representatives (after reasonable notice and during normal business hours and without charge), to the books, records, documents and other information relating to the Purchased Assets or the Assumed Liabilities as the Sellers may deem necessary to properly prepare for, file, prove, answer, prosecute and/or defend any such Tax Return, claim, filing, Tax audit, Tax protest, suit, proceeding or answer. Such access shall include, without limitation, access to any computerized information retrieval systems relating to the Purchased Assets or the Assumed Liabilities.

                  (b) WORKERS' COMPENSATION; OCCUPATIONAL DISEASE. The Buyer will obtain workers' compensation insurance, including occupational disease coverage (including black lung), in accordance with all Laws applicable to the Buyer, covering all of the Employees hired by the Buyer. The Buyer will post any necessary bonds and meet all other requirements necessary to obtain such insurance coverage.

                  (c) NOTIFICATION BY THE BUYER OF CERTAIN MATTERS. The Buyer agrees to notify the Seller in writing promptly upon the Buyer's or its authorized representatives' discovery of any information prior to the Closing Date relating to the Seller or the operations by the Seller (including the financial condition, assets and properties) of the Business which constitutes (or would constitute) or indicates (or would indicate) a breach of any representation, warranty or covenant of the Seller contained herein.

                  (d) OBTAINING CONSENTS. Whether before or after the Closing, the Seller and the Buyer shall cooperate with one another and provide commercially reasonable assistance as needed to the other to effect assignment of the Contracts and the assignment or transfer of the Permits.

                  (e) INDEMNIFICATION. The Buyer shall indemnify and hold harmless the Seller, its Affiliates, and their respective directors, officers, agents, and employees from and against any and all Liabilities and Claims arising from or related to (i) the Buyer's breach of any representation, warranty or covenant contained herein or in any Related Agreement; (ii) the failure of Buyer to transfer title to any licensed vehicles which are part of the Purchased Assets; (iii) the Assumed Liabilities; and (iv) any Claims and Liabilities for acts and omissions by Buyer after the Closing.

                  (f) REPLACEMENT OF BONDS AND LETTERS OF CREDIT. Buyer shall replace at Closing all non-reclamation bonds, deposits, or escrow funds of the Seller issued or deposited for the benefit of any and all third parties, including but not limited to performance, utility, payment, and insurance bonds, and cause Seller's bonds and deposits to be released to Seller. The GATX bond and deposit shall be replaced at Closing, and Seller's bond and deposit returned within five (5) business days thereafter.

         8.3      COVENANTS OF THE PARTIES.

                  (a) CONSENTS. The parties shall promptly apply for and diligently prosecute all applications for, and shall use commercially reasonable efforts promptly to obtain, such consents, authorizations and approvals from such Governmental Authorities and third parties as shall be necessary or appropriate to permit the consummation of the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to bring about the satisfaction as soon as practicable of all the conditions necessary to effect the consummation of the transactions contemplated by this Agreement. Notwithstanding anything to the contrary contained herein, the parties hereto agree that as a condition to obtaining the consent of any third party to any coal supply contract or any other Contract to permit the consummation of the transactions contemplated hereby, no party hereto shall have any obligation to
(i) pay any remuneration to third parties in exchange for such party's consent or approval; (ii) file any lawsuit or take other legal action against such third party with respect to any consent thereof; or (iii) make any amendment thereof or waive any rights thereunder if as a result of such amendment or waiver such coal supply contract or any other Contract would contain terms and conditions that are less favorable in any material respect than the terms and conditions of such coal supply contract or other Contract as in existence on the Closing Date. Notwithstanding anything herein, the parties understand and agree that various leases require the consent of the lessor for assignment to Buyer as contemplated herein, and Seller shall agree to use its commercially reasonable efforts after Closing to obtain the necessary consents to assign from all such lessors.

         8.4 TRANSITION. The Seller shall cooperate with the Buyer and shall provide commercially reasonable assistance in effecting transfers of vendor accounts and services at the time of the Closing so as to avoid interruption or temporary cessation of operations as a result of change of ownership.

                              ARTICLE 9 -EMPLOYEES

         9.1 HIRING. Buyer shall have the option, in its sole and absolute discretion, to hire any or all employees of Seller principally involved in operations related to the Assets. Seller shall provide all reasonably necessary assistance to Buyer in hiring any such employees that Buyer determines it wishes to hire, as well as in any employment transition matters.

         9.2 LIABILITIES. The Seller shall be responsible for any and all obligations and Liabilities arising in connection with all Employees hired by the Buyer arising or related to a time prior to the effective date of such Employees' employment with the Buyer, including, without limitation, any severance or other termination pay, and, except as otherwise required by Law, all COBRA obligations. The Seller shall be responsible for all obligations and Liabilities, whenever arising, with respect to all of the Employees not hired by the Buyer. Seller agrees that all Employee options vested at the time of Closing shall remain vested and exercisable for the periods now applicable to such options.

         9.3 RECORDS. Prior to and following the Closing, the Seller shall provide the Buyer with records and other relevant data within the Seller's control or access relating to the employment history of, and benefit matters relating to, the Employees, as the Buyer shall reasonably request, to the extent legally permitted.

         9.4 EMPLOYEES NOT THIRD-PARTY BENEFICIARIES. Nothing in this Section or elsewhere in this Agreement or the Related Agreements is intended to confer upon any past, present or future Employee or his or her legal representatives or heirs any rights as a third-party beneficiary or otherwise or any other rights or remedies of any nature or kind whatsoever under or by reason of the transactions contemplated by this Agreement or by the Related Agreements including, without limitation, any rights of employment, continued employment or any rights under or with respect to any welfare benefit, pension or other fringe benefit plan, program or arrangement or any Plan.

                            ARTICLE 10 - TERMINATION

         10.1     TERMINATION. This Agreement may be terminated:

                  (a) By mutual consent of the Buyer and the Seller prior to Closing;

                  (b) By Buyer if the Seller has not received the "fairness opinion" referred to in Section 7.1(b) not less than five (5) days prior to Closing.

                  (c) By either the Seller or the Buyer by written notice if the Closing does not occur on or before March 31, 2008; provided, however, that as of such date the party terminating this Agreement is not in default under this Agreement; or

                  (d) Provided the terminating party is not otherwise in material default or breach of this Agreement, and has not failed or refused to close without justification hereunder, by either the Buyer or the Seller, without prejudice to other rights and remedies which the terminating party may have, if the other party shall (i) have materially failed to perform its covenants or agreements contained herein required to be performed on or prior to the Closing Date, or (ii) have materially breached any of its representations or warranties contained herein; provided, however, that in the case of clause (i) or (ii), the defaulting party shall have a period of ten (10) days following written notice from the non-defaulting party to cure any breach of this Agreement, if such breach is curable.

         10.2 EFFECT OF TERMINATION; REMEDIES. In the event of termination pursuant to Section 10.1, this Agreement shall become null and void and have no effect (other than Sections 8.1(d) and 8.2(e) and Articles 10 and 11, which shall survive termination), with no Liability on the part of the Seller or the Buyer, or their respective Affiliates, with respect to this Agreement, except for (i) the Liability of a party for its own expenses pursuant to Section 11.1; and (ii) any Liability provided for in this Section, provided, however that any such termination shall be without prejudice to the rights of any party hereto arising out of the material breach by any other party of any covenant or agreement contained in this Agreement.

                           ARTICLE 11 - MISCELLANEOUS

         11.1 WAIVER OF WARRANTIES. EXCEPT AS SPECIFICALLY SET OUT IN THIS AGREEMENT, SELLER MAKES NO WARRANTY, EXPRESS OR IMPLIED, WHETHER OF MERCHANTABILITY, QUALITY, QUANTITY, RECOVERABILITY, TITLE, OR OTHERWISE AS TO THE PURCHASED ASSETS OR INTEREST THEREIN, OR COAL RESERVES, OR MINING RIGHTS OWNED BY SELLER AND INCLUDED IN THE PURCHASED ASSETS OR AS TO THE CONDITION OF THE PURCHASED ASSETS, AND BUYER SHALL RELY UPON ITS OWN EXAMINATION THEREOF THROUGH ENGINEERS AND OTHER REPRESENTATIVES SELECTED AND EMPLOYED SOLELY BY BUYER.

         11.2 EXPENSES. Whether or not the transactions contemplated hereby are consummated, the Seller and the Buyer shall bear their own expenses, including, without limitation, fees, disbursements and other costs of any brokers, finders, investment bankers, attorneys, accountants and other advisors, in connection with this Agreement and the transactions contemplated hereby.

         11.3 NOTICES. All notices under this Agreement shall be given to the parties at the following addresses (i) by personal delivery; (ii) by facsimile transmission; (iii) by registered or certified mail, postage prepaid, return receipt requested; or (iv) by nationally recognized overnight or other express courier services:

                  (a)      If to the Buyer:

                           Xinergy Corp.
                           8351 East Walker Spring Road
                           Suite 202
                           Knoxville, Tennessee 37923
                           Attention:  _____________
                           Telephone:    ____________
                           Facsimile:    ____________

                           With a copy to:

                           Warren Hoffmann
                           Frost Brown Todd LLC
                           2700 Lexington Financial Center
                           Lexington, Kentucky 40507
                           Telephone:    (859) 231-0000
                           Facsimile:    (859) 231-0011

                  (b)      If to the Seller:


                           National Coal Corporation
                           8915 George Williams Road
                           Knoxville, TN 37923
                           Attention:  Daniel A. Roling
                           Telephone:    865-690-6900
                           Facsimile:    _____________


                           With a copy to:

                           National Coal Corporation
                           8915 George Williams Road
                           Knoxville, TN 37923
                           Attention: Charles Kite
                           Telephone:    865-690-6900
                           Facsimile:    _____________

         All notices shall be effective and shall be deemed delivered (i) if by personal delivery, on the date of delivery if delivered during normal business hours of the recipient, and if not delivered during such normal business hours, on the next Business Day following delivery; (ii) if by facsimile transmission, on the next Business Day following dispatch of such facsimile; (iii) if by courier service, on the third (3rd) Business Day after dispatch thereof; and
(iv) if by mail, on the fifth (5th) Business Day after dispatch thereof. Any party hereto may change its address by notice to all parties hereto delivered in accordance with this Section 11.2.

         11.4 AMENDMENTS. No supplement, modification or waiver of this Agreement shall be binding unless in writing and executed by each party hereto.

         11.5 WAIVER. At any time prior to the Closing, the Buyer or the Seller may (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the obligations of the other party or any of the conditions to its own obligations contained herein to the extent permitted by law. Any agreement on the part of the Buyer, on the one hand, and the Seller, on the other hand, to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Buyer and the Seller. The failure of a party to exercise any right or remedy shall not be deemed or constitute a waiver of such right or remedy in the future. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other similar or dissimilar provision hereof, nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

         11.6 HEADINGS. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.7 ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties and their respective successors and permitted assigns.

         11.8 PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their successors and permitted assigns, and nothing in this Agreement, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature under or by reason of this Agreement.

         11.9 COUNTERPARTS. This Agreement may be executed in one or more counterparts (including via facsimile or e-mail signatures), each of which shall be deemed to constitute an original, but all of which shall constitute one and the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties hereto.

         11.10 SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In such case, the parties hereto shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable so as to preserve as nearly as possible the contemplated economic effects of the transactions contemplated hereby.

         11.11 ENTIRE AGREEMENT. This Agreement and the Exhibits and Schedules hereto and the Related Agreements constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings oral or written, among the parties hereto with respect to the subject matter hereof and thereof. There are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

         11.12 GOVERNING LAW. This Agreement shall be governed by and construed according to the laws of the Commonwealth of Kentucky without regard to or application of its conflict of laws rules.

                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized representatives of the Buyer and the Seller on the date first above written.

BUYER:                                 XINERGY CORP.


                                       By:         /S/ JON NIX
                                                --------------------------------
                                       Name:    Jon Nix
                                       Title:   President



SELLER:                                NATIONAL COAL CORPORATION


                                       By:         /S/ DANIEL ROLING
                                                --------------------------------
                                       Name:    Daniel Roling
                                       Title:   Chief Executive Officer

                           NOTE REGARDING ATTACHMENTS

All of the following Exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission upon request.

Exhibit A                  --               Assignment of Contracts
Exhibit B                  --               Assignment of Leases
Exhibit C                  --               Assumption of Liabilities
Exhibit D                  --               Bill of Sale
Exhibit E                  --               Deed(s)
Exhibit F                  --               Escrow Agreement
Exhibit G                  --               Permits Agreement